Exhibit 2.2

DATED 16 AUGUST 2022

MANGOMILL PLC

MARIADB CORPORATION AB

COMMON DRAFT TERMS OF MERGER

TABLE OF CONTENTS

1.	INTERPRETATION	1
2.	PRELIMINARY	9
3.	THE MERGING COMPANIES	12
4.	SHARE EXCHANGE RATIO AND TERMS OF ALLOTMENT	14
5.	SHARES OR OTHER SECURITIES IN THE TRANSFEROR TO WHICH SPECIAL RIGHTS OR RESTRICTIONS ATTACH	17
6.	PROPOSAL IN RELATION TO THE TRANSFEROR EQUITY PLANS	18
7.	COMPOSITION OF THE BOARD OF DIRECTORS OF THE SUCCESSOR	18
8.	SPECIAL ADVANTAGES	18
9.	LIKELY REPERCUSSIONS ON EMPLOYMENT	19
10.	ACCOUNTING	20
11.	EVALUATION OF THE ASSETS AND LIABILITIES	20
12.	CREDITORS’ RIGHTS	22
13.	MATTERS OUTSIDE ORDINARY BUSINESS OPERATIONS	22
14.	CAPITAL LOANS	24
15.	SHAREHOLDINGS	24
16.	BUSINESS MORTGAGES	24
17.	MERGER PROCESS AND CONDITIONS PRECEDENT	24
18.	EFFECTS OF THE MERGER	25
19.	MISCELLANEOUS PROVISIONS	26

THESE COMMON DRAFT TERMS OF MERGER are made on 16 August 2022

BETWEEN:

(A)

MANGOMILL PLC, a public limited company incorporated in Ireland, registered with the CRO (as defined below), with registered number 606330, domiciled in Dublin, Ireland and having its registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland (the “Successor”); and

(B)

MARIADB CORPORATION AB, a Finnish private limited liability company registered with the Finnish Trade Register (as defined below), with business identity code 2344661-1, domiciled in Espoo, Finland and having its registered address at Tekniikantie 12, 02150 Espoo, Finland (the “Transferor”).

PURSUANT TO the provisions of the Irish Merger Regulations (as defined below), the provisions of the Finnish Companies Act (as defined below) and the provisions of the EU Merger Directive (as defined below).

1.	INTERPRETATION

1.1	Definitions

In these Common Draft Terms unless the context otherwise requires or unless otherwise specified:

“Additional Transferor Investment” means any subscription by an investor for cash after the date of the Business Combination Agreement, of securities of the Transferor, including common shares, preferred securities or convertible notes, in each case as reasonably agreed to by the parties to the Business Combination Agreement;

“Agency Workers” has the meaning set out in regulation 2(1) of the Irish Merger Regulations;

“Aggregate Incremental Value Shares” means the total number of Successor Ordinary Shares equal to (i) with respect to any Additional Transferor Investment, the additional number of Successor Ordinary Shares that would have been included in the Aggregate Share Consideration as of the date of the Business Combination Agreement had such investment been made immediately prior to the date of the Business Combination Agreement, plus (ii) with respect to the acquisition by the Transferor of any equity or assets of an entity or business, the number of Successor Ordinary Shares equal to (x) (1) the number of Transferor Ordinary Shares issued as consideration for such equity or assets, multiplied by (2) US$2.33, divided by (y) US$10.00;

“Aggregate Share Consideration” means (a) 62,256,428 Successor Ordinary Shares, plus (b) a number of Successor Ordinary Shares equal to the Aggregate Incremental Value Shares;

“Amended Successor’s Memorandum and Articles of Association” means the amended Memorandum and Articles of Association of the Successor to be in effect as of the Effective Time, substantially in the form of Schedule 1 to these Common Draft Terms;

“APHC” means Angel Pond Holdings Corporation, a Cayman Islands exempted company;

“APHC Share Redemption” means the election of an eligible holder of APHC Class A Ordinary Shares (as determined in accordance with the applicable APHC Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s APHC Class A Ordinary Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the Trust Account, (as determined in accordance with the applicable APHC Governing Documents and the Trust Agreement), by tendering such holder’s APHC Class A Ordinary Shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the shareholder meeting of APHC (convened to approve the Business Combination Agreement and such other related matters), provided, if any eligible holder validly withdraws any redemption request, any APHC Class A Ordinary Shares related to any such valid withdrawal shall not be deemed part of the APHC Share Redemption;

“APHC Class A Ordinary Shares” means, prior to the Cayman Merger, the Class A ordinary shares of APHC, par value one ten-thousandth of one dollar (US$0.0001) per share;

“APHC Governing Documents” means the governing documents of APHC, including the Amended and Restated Memorandum and Articles of Association of APHC, dated as of May 20, 2021, as may be amended;

“APHC IPO” means APHC’s initial public offering, consummated on May 20, 2021;

“APHC Warrant Agreement” means that certain Warrant Agreement between APHC and Continental Stock Transfer & Trust Company, as warrant agent;

“Assets” means all assets (including any personal property) held by the Transferor as at the Effective Time;

“Business” means the business of the Transferor as carried on at the Effective Time;

“Business Day” means a day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York, United States, or that is a public holiday in Ireland, Finland or Cayman Islands;

“Business Combination Agreement” means that certain business combination agreement entered into between the Successor, the Transferor, APHC and Merger Sub, dated January 31, 2022, together with its appendices and schedules, with the agreement and certain exhibits thereto (without the appendices and schedules) being as filed with the SEC on Form 8-K on February 1, 2022 and accessible at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001842430/000119312522024012/d301717d8k.htm;

“Cayman Islands Companies Act” means the Cayman Islands Companies Act (As Revised);

“Cayman Merger” has the meaning given to it in Clause 2.1(d)(ii);

“Cayman Merger Effective Time” has the meaning given to it in Clause 2.1(d)(ii);

“Common Draft Terms” means the present common draft terms of the Cross-Border Merger, meaning the common draft terms pursuant to Regulation 5 of the Irish Merger Regulations and the merger plan pursuant to Chapter 16, Section 22 of the Finnish Companies Act;

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified;

“Conversion” means the automatic conversion of all Transferor Preference Shares issued and outstanding immediately prior to the Effective Time into Transferor Ordinary Shares as of immediately prior to the Effective Time pursuant to and in accordance with the conversion mechanism set forth in article 4.7 of the Transferor Articles and section 4.4D of the Transferor SHA;

“CRO” means the Irish Companies Registration Office having the address for its public office at Gloucester Place Lower, Mountjoy, Dublin 1, D01 C8P4, Ireland and telephone number 00353 (0)1 804 5200;

“Cross-Border Merger” means a merger of a national limited liability company with a limited liability company from another EU Member State, as provided for by the EU Merger Directive, the Irish Merger Regulations and the Finnish Companies Act;

“Directors’ Explanatory Report” has the meaning given to it in Clause 2.3(a);

“DTC” means The Depository Trust Company;

“Effective Time” means such time and date as may be agreed by the Merging Companies, and stipulated in the Final Order;

“EIB” means European Investment Bank;

“Equity Award Transferor Shares” means, for each holder of vested Transferor Equity Awards, the total number of Transferor Ordinary Shares for which the aggregate vested Transferor Equity Awards held by such holder as of immediately prior to the Effective Time are exercisable, multiplied by the quotient of (i) US$2.33 minus the exercise price per Transferor Ordinary Share of such vested Transferor Equity Award, divided by (ii) US$2.33;

“EU Merger Directive” means Directive 2005/56/EC of the European Parliament and of the Council of Ministers of 26 October 2005 on Cross-Border Mergers of Limited Liability Companies as repealed and codified by Chapter II, Title II of Directive 2017/1132/EU of the European Parliament and of the Council of 14 June 2017 relating to certain aspects of company law and the relevant local laws applicable to Merging Companies;

“Exchange Ratio” means an amount equal to the (a) Aggregate Share Consideration divided by (b) the Fully Diluted Share Amount;

“Final Order” means the order of the Irish High Court confirming scrutiny of the legality of the Merger as regards that part of the procedure which concerns the completion of the Merger in accordance with Regulation 14 of the Irish Merger Regulations and which will specify the Effective Time;

“Finnish Accounting Standards” (in Finnish “hyvä kirjanpitotapa”) means the Finnish Accounting Act (1336/1997, as amended), the Finnish Accounting Ordinance (1339/1997, as amended), other applicable Finnish accounting and financial reporting legislation, and the instructions and statements issued by the Finnish Accounting Board;

“Finnish Companies Act” means the Finnish Limited Liability Companies Act (624/2006, as amended);

“Finnish Trade Register” means the trade register of the National Board of Patents and Registrations of Finland having its address at Sörnäisten rantatie 13 C, 00091 PRH and telephone number +358 29 509 5030;

“Fully Diluted Share Amount” means an amount equal to (a) the total number of Transferor Ordinary Shares issued and outstanding (immediately prior to the Effective Time and after giving effect to the Conversion and the issuance of Transferor Ordinary Shares pursuant to the Transferor Articles and Transferor SHA in connection with the Conversion) plus (b) the aggregate number of Equity Award Transferor Shares;

“Independent Expert” has the meaning given to it in Clause 8.2;

“Irish High Court” means the High Court of Ireland;

“Irish Merger Regulations” means the European Communities (Cross-Border Mergers) Regulations 2008 (S.I. No. 157 of 2008), as amended from time to time;

“Kreos” means Kreos Capital IV (Expert Fund) Limited, a private limited company incorporated under the laws of Jersey;

“Kreos Amendment Agreement” means the Kreos Assumption, Amendment and Restatement Agreement in respect of Warrant Agreement to be entered into between the Transferor, the Successor and Kreos, in respect of the Kreos Warrant Agreement;

“Kreos Warrant Agreement” means that agreement entered into between the Transferor and Kreos dated 24 December 2014, including the terms and conditions of warrants attached thereto, as amended and supplemented from time to time and by the Kreos Amendment Agreement;

“Kreos Warrants” means the share subscription rights granted under the Kreos Warrant Agreement under which the Transferor has, subject to certain conditions being satisfied, agreed to issue Transferor Shares to Kreos, being as per the date of theses Common Draft Terms, a maximum of 835,185 Transferor Series B Preferred Shares;

“Legal Capital Changes” has the meaning given to it in Clause 3.2(f);

“Liabilities” means all the liabilities of the Transferor as at the Effective Time;

“Lock-up Agreement” means the lock-up agreement, to be effective at the Effective Time, between the Successor, APHC, the Sponsor and the Supporting Company Holders;

“Merger” means the proposed Cross-Border Merger (by acquisition) of the Transferor with and into the Successor under the terms and conditions set forth in these Common Draft Terms, by which the Assets and Liabilities shall transfer by universal succession of title and operation of law to the Successor and the Transferor will dissolve without going into liquidation as at the Effective Time pursuant to the Irish Merger Regulations and Chapter 16, Section 19 of the Finnish Companies Act;

“Merging Companies” means the Successor and the Transferor (each as defined above), and each a “Merging Company” as shall be construed accordingly as the context so requires;

“Merger Sub” means Meridian MergerSub Inc., a Cayman Islands exempted company and wholly owned subsidiary of the Successor;

“Named Board Nominees” has the meaning given to it in Clause 7;

“NYSE” means the New York Stock Exchange;

“Objecting Creditor” has the meaning given to it in Clause 12.3;

“PIPE Investment” means private investment in public equity, and the term “PIPE Investor” shall be construed accordingly;

“Registration Statement” means the registration statement on Form S-4 for the purposes of registering Successor Ordinary Shares to be issued in the Transaction, filed with the SEC by the Successor on June 22, 2022, and as will be amended from time to time;

“Schedules” means the Schedules annexed to these Common Draft Terms, and “Schedule” shall be construed accordingly as the context so requires;

“SEC” means the United States Securities and Exchange Commission;

“Sponsor” means Angel Pond Partners LLC, a Cayman Islands limited liability company;

“Successor Board” means the board of directors of the Successor;

“Successor Euro Deferred Shares” means all of the issued and outstanding 25,000 euro deferred shares of €1.00 each (par value) in the capital of the Successor , having the rights set out in the Amended Successor’s Memorandum and Articles of Association;

“Successor Euro Ordinary Shares” has the meaning given to it in Clause 3.2(b);

“Successor Lock-up New Shares” means those Successor New Shares that are subject to a Lock-up Agreement;

“Successor New Shares” means the new Successor Ordinary Shares to be issued to the Transferor Shareholders on consummation of the Merger in accordance with Clause 4.1;

“Successor Ordinary Shares” has the meaning given to it in Clause 3.2(b);

“Successor Shareholder” means Angel Pond Holdings Corporation, an exempted company incorporated in the Cayman Islands;

“Successor Shareholder Resolution” means the special resolution of the Successor Shareholder to be passed in order to approve these Common Draft Terms, as provided for by Regulation 10 of the Irish Merger Regulations;

“Successor Transferable New Shares” means all of the Successor New Shares other than the Successor Lock-up New Shares;

“Successor’s Financial Statements” means the audited abridged financial statements of the Successor dated December 31, 2021;

“Successor’s Memorandum and Articles of Association” means the Memorandum and Articles of Association of the Successor, effective at the date of these Common Draft Terms;

“Supporting Company Holders” means the shareholders of the Transferor listed on schedule 1.1(a) attached to the Business Combination Agreement;

“Transaction” has the meaning given to it in Clause 2.1(d);

“Transfer Agent” means such bank or trust company to be selected by the Transferor;

“Transferor Articles” means the Articles of Association of the Transferor, as may be amended or restated from time to time;

“Transferor Board” means the board of directors of the Transferor;

“Transferor Board Account” has the meaning given to it in Clause 2.3(c);

“Transferor Equity Award” means each right of any kind, contingent or accrued, to receive Transferor Shares, payments or benefits measured in whole or in part by the value of a number of Transferor Shares (including options, performance shares, performance-based units, market stock units, stock appreciation rights, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Transferor) issued and outstanding under any of the Transferor Equity Incentive Plans;

“Transferor Equity Incentive Plans” means SkySQL Corporation Ab Global Share Option Plan 2010 Europe, dated October 13, 2010, the SkySQL Corporation Ab Global Share Option Plan 2010 France, dated November 9, 2010, the SkySQL Corporation Ab Global Share Option Plan 2010 USA, dated November 11, 2010, the SkySQL Corporation Ab Global Share Option Plan 2012 Europe, dated February 29, 2012, the SkySQL Corporation Ab Global Share Option Plan 2012 USA, dated February 29, 2012, the SkySQL Corporation Ab Global Share Option Plan 2012 France, dated February 29, 2012, the SkySQL Corporation Ab Global Share Option Plan 2014 Europe, dated March 9, 2014, the SkySQL Corporation Ab Global Share Option Plan 2014 USA, dated March 9, 2014, the MariaDB Corporation Ab Global Share Option Plan 2017, dated December 8, 2017, the MariaDB Corporation Ab Global Share Option Plan 2017 USA, dated December 8, 2017, and the MariaDB Summer 2022 USA Share Option Plan, dated July 18, 2022, as such may be amended from time to time;

“Transferor Group” means the group of companies whose ultimate parent is the Transferor;

“Transferor Ordinary Share” means a common share of the Transferor designated as common share in the Transferor SHA and Transferor Articles, which does not have the preference rights of the Transferor Preference Shares;

“Transferor Preference Shares” means, collectively, the Transferor Series A Preferred Shares, the Transferor Series B Preferred Shares, the Transferor Series C Preferred Shares, and the Transferor Series D Preferred Shares;

“Transferor Series A Preferred Share” means a preferred share of the Transferor, designated as a Series A Preferred Share in the Transferor SHA and Transferor Articles, with such rights set forth therein;

“Transferor Series B Preferred Share” means a preferred share of the Transferor, designated as a Series B Preferred Share in the Transferor SHA and Transferor Articles, with such rights set forth therein;

“Transferor Series C Preferred Share” means a preferred share of the Transferor, designated as a Series C Preferred Share in the Transferor SHA and Transferor Articles, with such rights set forth therein;

“Transferor Series D Preferred Share” means a preferred share of the Transferor, designated as a Series D Preferred Share in the Transferor SHA and Transferor Articles, with such rights set forth therein;

“Transferor SHA” means the amended and restated Shareholders’ Agreement of the Transferor as amended and restated as of January 31, 2022, and as may be amended or restated from time to time;

“Transferor Shareholder Approval” means the resolution referred to in Chapter 16, Section 9, Subsection 1 of the Finnish Companies Act, approving the Merger, in the form of a resolution of the general meeting of shareholders of the Transferor made by the qualified majority in accordance with Chapter 5, Section 27, Subsections 1–3 of the Finnish Companies Act;

“Transferor Shares” means the Transferor Ordinary Shares and the Transferor Preference Shares;

“Transferor’s Financial Statements” means the audited financial statements of the Transferor dated September 30, 2021, prepared in accordance with the Finnish Accounting Standards;

“Transferor’s Interim Financial Statements” means the unaudited financial statements of the Transferor dated May 31, 2022, prepared in accordance with the Finnish Accounting Standards;

“Transferor Shareholders” means the shareholders of the Transferor;

“Transferor Warrants” means the 2018C Warrants and the 2020C Warrants;

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified;

“Trust Account” means the trust account established by APHC pursuant to the Trust Agreement;

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of May 18, 2021, by and between APHC and Continental Stock Transfer & Trust Company, a New York corporation;

“U.S. GAAP” means accounting standards generally accepted in the United States of America;

“2018C Warrants” means the issued and outstanding option rights issued by the Transferor on February 20, 2018 pursuant to Chapter 10, Section 1 of the Finnish Companies Act of the Transferor, entitling their holders to subscribe for up to 5,326,623 Transferor Series C Preferred Shares;

“2018C Warrant Holder” means the holder of the 2018C Warrants, as of the date of the Common Draft Terms such holder being EIB;

“2018C Warrant Terms” means the terms applicable to and pursuant to which 2018C Warrant Holder may subscribe for shares in the Transferor pursuant to the 2018C Warrants;

“2020C Warrant Holders” means the holders of the 2020C Warrants as of the date of these Common Draft Terms;

“2020C Warrants” means the issued and outstanding option rights issued by the Transferor on June 2, 2020 pursuant to Chapter 10, Section 1 of the Finnish Companies Act of the Transferor, entitling their holders to subscribe for up to 2,858,143 Transferor Series C Preferred Shares; and

“2020C Warrant Terms” means the terms applicable to and pursuant to which 2020C Warrant Holders may subscribe for shares in the Transferor pursuant to the 2020C Warrants.

1.2	Interpretation

In these Common Draft Terms, unless the context otherwise requires or unless otherwise specified:

(a)

any reference to any statute, statutory provision or to any order or regulation shall be construed as a reference to that statute, provision, order or regulation as extended, modified, amended, replaced or re-enacted from time to time (whether before or after the date of these Common Draft Terms) and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom (whether before or after the date of these Common Draft Terms);

(b)	words denoting any gender include all genders and words denoting the singular include the plural and vice versa;

(c)

all references to recitals, sections, clauses, paragraphs, Schedules and annexures are to recitals in, sections, Clauses and paragraphs of and Schedules and annexures to these Common Draft Terms, unless specifically otherwise provided;

(d)	headings are for convenience only and shall not affect the interpretation of these Common Draft Terms;

(e)

words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall unless the context clearly indicates to the contrary refer to the whole of these Common Draft Terms and not to any particular section, Clause or paragraph hereof;

(f)

in construing these Common Draft Terms general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words and any reference to the word “include” or “including” is to be construed without limitation;

(g)

any reference to “Common Draft Terms” or any other document or to any specified provision of these Common Draft Terms or any other document is to these Common Draft Terms, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of these Common Draft Terms or that document;

(h)	“writing” or any similar expression includes transmission by fax, by email or by electronic means; and

(i)

if any action or duty to be taken or performed under any of the provisions of these Common Draft Terms would fall due to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the next Business Day following such day.

1.3	Schedules

The contents of the Schedules form an integral part of these Common Draft Terms and shall have as full effect as if they were incorporated in the body of these Common Draft Terms and the expressions “these Common Draft Terms” and “the Common Draft Terms” as used in any of the Schedules shall mean these Common Draft Terms and any reference to “these Common Draft Terms” shall be deemed to include the Schedules.

2.	PRELIMINARY

2.1	Background to Merger

(a)

The Merger forms part of a larger business combination transaction, as further described under this Clause 2.1, whereby the Merging Companies, APHC and Merger Sub have entered into the Business Combination Agreement.

(b)

APHC is a special purpose acquisition company formed for the purpose of effecting a merger or similar business combination with one or more business entities and has raised proceeds through its initial public offering and a private placement.

(c)	The principal purpose of the Transaction (as hereinafter defined) is for the Successor to avail of the benefits listed under Clause 2.1(g).

(d)	The business combination transaction will be effected by way of the following steps:

(i)

immediately prior to the Cayman Merger Effective Time (as hereinafter defined), the redemption required by the APHC Share Redemption shall occur, and immediately prior to or substantially concurrently with the Effective Time, payments shall be made out of the Trust Account that are required to be made by APHC in connection with completion of a redemption required by the APHC Share Redemption;

(ii)

prior to the Effective Time, and upon the filing of the Domestication Merger Plan of Merger with the Registrar of Companies of the Cayman Islands, or at such other time as may be agreed by APHC and the Transferor in writing and specified in such filings (the “Cayman Merger Effective Time”), Merger Sub shall merge with and into APHC by operation of law, with the separate existence of Merger Sub ceasing, and APHC shall continue its existence, under the Cayman Islands Companies Act and, after such merger, as a wholly owned subsidiary of the Successor (the “Cayman Merger”);

(iii)

immediately prior to the Effective Time, the Conversion shall occur, the relevant Transferor Ordinary Shares shall be registered in the Finnish Trade Register and the Transferor’s shareholder register referred to in the Finnish Companies Act shall be updated by the Transferor Board to reflect the Conversion, and a copy thereof shall be delivered by the Transferor to APHC and the Successor;

(iv)

following the Cayman Merger Effective Time and the Conversion, and at the Effective Time, the Transferor shall merge with and into the Successor pursuant to the Merger in accordance with Clause 2.2 and the other terms of these Common Draft Terms; and

(v)

as soon as is reasonably practicable after the Effective Time, APHC will be entered into liquidation pursuant to which APHC shall be liquidated and all assets of APHC will be transferred to, and all liabilities of APHC shall be assumed by, the Successor,

(collectively, the “Transaction”).

(e)

Subject to completion of the Transaction, the Transferor Board believes that giving effect to the Merger will be in the best interests of the Transferor Group and the Transferor Shareholders. In arriving at its determination in relation with entering into the Business Combination Agreement, the Transferor Board consulted with representatives of Transferor’s large shareholders, the Transferor Group’s management along with its accounting, legal and tax advisors, and considered various factors in its deliberations.

(f)

Subject to completion of the Transaction, the Successor Board believes that giving effect to the Merger will be in the best interests of the Successor. In arriving at its determination in relation with entering into the Business Combination Agreement, the Successor Board consulted with the directors and the management of APHC along with its accounting, legal and tax advisors, and considered various factors in its deliberations.

(g)

Subject to completion of the Transaction, the Transferor Board and the Successor Board concluded that the Merger is likely to result in benefits to the Transferor Group and the Transferor Shareholders which include, among other benefits:

(i)	increasing access to capital and further funding opportunities;

(ii)	increasing flexibility in respect of funding and liquidity;

(iii)	lowering capital costs;

(iv)	increasing opportunities for business growth as a result of being a publicly listed company;

(v)

increasing customer confidence in the Transferor, including its database products and services, through the enhanced credibility and exposure arising from the Transferor being a publicly listed company;

(vi)	benefiting from enhanced governance for publicly listed companies;

(vii)	enabling the Transferor to use publicly listed securities for potential acquisitions and other corporate activities;

(viii)	allowing employees to benefit from long-term incentive plan equity awards that may potentially be traded on the public market; and

(ix)	providing the Transferor Group with revenue and operational efficiencies and reduction of its relative operating and administrative costs.

(h)

The Transferor Board and the Successor Board believe that, based on its financial and legal infrastructure, the jurisdiction of Ireland offers a flexible and favourable legal and regulatory environment for the Transaction, without causing any material change to the Transferor’s current business operations.

(i)	Therefore, the entire Transferor Board and the entire Successor Board have recommended that the Transferor merge with and into the Successor for the purpose of the Transaction.

2.2	Merger by Acquisition

(a)

The Merger shall be carried out as a merger by acquisition in the manner set out in Regulation 2(1) of the Irish Merger Regulations and Chapter 16, Section 19 of the Finnish Companies Act whereby the Successor acquires all Assets and Liabilities by universal succession of title and by operation of law, and the Transferor dissolves without going into liquidation, in exchange for the allotment and issuance of the Successor New Shares to the Transferor Shareholders, without any cash payment, as merger consideration.

(b)

Accordingly, at the Effective Time, the Transferor shall merge into the Successor pursuant to the terms and conditions of these Common Draft Terms, with the Successor being the resulting company and the Transferor being the disappearing company.

(c)

As a consequence of the Merger, ownership, title and the possession of the Assets and Liabilities will be transferred to, or assumed by, the Successor (into the Successor’s permanent establishment in Finland), by universal succession of title by operation of the Irish Merger Regulations and the Finnish Companies Act. The Successor, through its permanent establishment in Finland, will become entitled to the Assets, will have the right to continue the activities of the Business and shall assume, carry out, perform and complete the Liabilities from the Effective Time. All other rights and obligations of the Transferor shall also pass from the Transferor to the Successor (into the Successor’s permanent establishment in Finland) under universal succession of title at the Effective Time.

(d)	As a consequence of the implementation of the Merger, the Transferor will dissolve without going into liquidation at the Effective Time.

(e)	The effects of the Merger have been further described in Clause 18.

(f)

Prior to the Effective Time, the Successor shall establish and register in the Finnish Trade Register a branch office in Finland for the purposes of forming a permanent establishment in taxation and receiving all Assets, Liabilities, and other rights and liabilities transferring in the Merger.

2.3	Shareholders of the Merging Companies

(a)

In accordance with Regulation 6 of the Irish Merger Regulations and Chapter 16, Section 22 of the Finnish Companies Act, the Successor Board shall prepare an explanatory report which will set out information on the implications of the Merger for the Successor Shareholder and (where applicable) creditors and employees of the Successor, as well as the economic and legal grounds for the Merger (the “Directors’ Explanatory Report”).

(b)

The approval of the Successor Shareholder of these Common Draft Terms is required pursuant to Regulation 10 of the Irish Merger Regulations. The Directors’ Explanatory Report shall be made available for inspection by the Successor Shareholder and the creditors and employee representatives of the Successor (or, if there are no such employee representatives, to the Successor’s employees), for a period of at least one month, as required under Regulation 9 of the Irish Merger Regulations and Chapter 16, Sections 11 and 22 of the Finnish Companies Act, and following the expiration of such period, it is proposed that the Successor Shareholder Resolution is passed by way of special resolution passed at a general meeting of the Successor in order to approve these Common Draft Terms, as provided for by Regulation 10 of the Irish Merger Regulations.

(c)

In accordance with Chapter 16, Section 22 of the Finnish Companies Act, the Transferor Board shall prepare for the Transferor Shareholders and the creditors and employees of the Transferor a board account of the probable implications of the Merger on the Transferor Shareholders and the creditors and employees of the Transferor (the “Transferor Board Account”). The Transferor Board Account shall be made available to the Transferor Shareholders and the creditors and employee representatives of the Transferor (or, if there are no such representatives, to the Transferor’s employees), at least one month before the general meeting of the Transferor resolving on the Transferor Shareholder Approval, as required under Chapter 16, Sections 11 and 22 of the Finnish Companies Act.

(d)

The Transferor shall convene a general meeting of shareholders as promptly as reasonably practicable following the date that the Registration Statement is declared effective by the SEC (on a date reasonably mutually agreed to by APHC and the Transferor) to acquire the Transferor Shareholder Approval, in the form of a resolution of the general meeting of shareholders of the Transferor made by the qualified majority in accordance with Chapter 5, Section 27, Subsections 1–3 of the Finnish Companies Act.

3.	THE MERGING COMPANIES

3.1	The Merging Companies are the Successor and the Transferor, and are identified as follows:

3.2	The Successor

(a)

The Successor is Mangomill plc, a public limited company incorporated in Ireland and registered with the CRO with registered number 606330, domiciled in Dublin, Ireland and having its registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland.

(b)

The Successor has an authorised share capital of €25,000 divided into 25,000 ordinary shares with a nominal value of €1.00 each (the “Successor Euro Ordinary Shares”), and as at the date hereof, 25,000 Successor Euro Ordinary Shares are issued, fully paid up and outstanding.

(c)

As at the Effective Time, in accordance with the Amended Successor’s Memorandum and Articles of Association, the Successor will have an authorised share capital of (i) US$5,010,000 divided into 500,000,000 Ordinary Shares with a nominal value of US$0.01 each (the “Successor Ordinary Shares”) and 100,000,000 Preferred Shares with a nominal value of US$0.0001 each and (ii) €25,000 divided into 25,000 deferred ordinary shares with a nominal value of €1.00 each.

(d)	The Successor Shareholder holds the Successor Euro Ordinary Shares and is the sole shareholder of the Successor.

(e)	The Successor’s shares are not listed on a regulated market and it has not previously offered financial securities to the public.

(f)	Prior to the Effective Time, and pursuant to or contemporaneously with completion of the Cayman Merger, the Successor intends to:

(i)	allot and issue to each holder of an APHC Class A Ordinary Share that will be cancelled pursuant to the Cayman Merger, one fully paid Successor Ordinary Share;

(ii)	allot and issue to each holder of an APHC Class B Ordinary Share that will be cancelled pursuant to the Cayman Merger, one fully paid Successor Ordinary Share;

(iii)	assume all of the obligations of APHC under the APHC Warrant Agreement;

(iv)	redesignate the Successor Euro Ordinary Shares as Successor Euro Deferred Shares and adopt the Amended Successor’s Memorandum and Articles of Association; and

(v)

following the redesignation of the Successor Euro Ordinary Shares as Successor Euro Deferred Shares, accept the surrender of such Successor Euro Deferred Shares by the Successor Shareholder for nil consideration, which such Successor Euro Deferred Shares shall thereafter be held as treasury shares by the Successor,

(“Legal Capital Changes”).

(g)

The Successor has one wholly owned subsidiary, Merger Sub, and the authorized shares of stock of Merger Sub is 50,000 ordinary shares, each with a par value of US$1.00 per share, one (1) of which is issued and outstanding and owned by the Successor.

(h)

The Successor’s Memorandum and Articles of Association (which are in place as of the date of these Common Draft Terms) and the Amended Successor’s Memorandum and Articles of Association (which will be in place as of the Effective Time) are attached hereto at Schedule 1 and Schedule 2, respectively. The Merger and these Common Draft Terms shall not limit the possibilities of the Successor to amend the Successor’s Memorandum and Articles of Association or the Amended Successor’s Memorandum and Articles of Association.

(i)

The Successor is not subject to any bankruptcy or insolvency proceedings, has not ceased trading, has not been dissolved or is not in liquidation, and has not filed a petition for suspension of payments.

3.3	The Transferor

(a)

The Transferor is MariaDB Corporation Ab, a Finnish private limited liability company registered with the Finnish Trade Register with business identity code 2344661-1, domiciled in Espoo, Finland and having its registered address at Tekniikantie 12, 02150 Espoo, Finland.

(b)

As of the date of these Common Draft Terms: (i) 60,764,711 Transferor Ordinary Shares are issued and outstanding, (ii) 183,565,242 Transferor Preference Shares are issued and outstanding, of which 10,118,760 shares are designated as Transferor Series A Preferred Shares, 60,549,235 shares are designated as Transferor Series B Preferred Shares, 55,263,659 shares are designated as Transferor Series C Preferred Shares and 57,633,588 shares are designated as Transferor Series D Preferred Shares, (iii) 39,359,180 Transferor Ordinary Shares are underlying outstanding Transferor Equity Awards, of which 28,920,733 Transferor Ordinary Shares are underlying Transferor Equity Awards that are vested as of such date and 10,438,447 Transferor Ordinary Shares are underlying outstanding Transferor Equity Awards that are not vested as of such date, (iv) 8,184,766 Transferor C Preferred Shares are subject to be issued upon exercise of, or underlying outstanding, Transferor Warrants, and (v) 835,185 Transferor B Preferred Shares are subject to be issued pursuant to the Kreos Warrants.

(c)

The Transferor has four wholly owned subsidiaries, namely (i) MariaDB Bulgaria EOOD, which is incorporated in the Republic of Bulgaria and in which it owns the entire issued and outstanding share capital, comprising 1,000 shares, (ii) MariaDB USA, Inc., which is incorporated in the State of Delaware, USA, and in which it owns the entire issued and outstanding share capital, comprising 1,000 shares, (iii) MariaDB UK LTD, which is incorporated in England and Wales and in which it owns the entire issued and outstanding share capital, comprising one (1) share, and (iv) MariaDB Canada Corp., which is incorporated in the Province of Ontario, Canada and in which it owns the entire issued and outstanding share capital, comprising one hundred and one (101) shares.

(d)

The Transferor is not subject to any bankruptcy or insolvency proceedings, has not ceased trading, has not been dissolved or is not in liquidation, and has not filed a petition for suspension of payments.

4.	SHARE EXCHANGE RATIO AND TERMS OF ALLOTMENT

4.1	Exchange Ratio

(a)

The Successor shall allot and issue the Successor New Shares to the Transferor Shareholders as consideration for the transfer by universal succession of title of the Assets and Liabilities of the Transferor to the Successor.

(b)	The Successor Board and the Transferor Board have agreed that at the Effective Time, by virtue of the Merger, these Common Draft Terms and the

EU Merger Directive, the Irish Merger Regulations, and the Finnish Companies Act and without any action on the part of any of the Successor or the Transferor or the holder of any of their securities, each Transferor Ordinary Share issued and outstanding immediately prior to the Effective Time (after giving effect to the Conversion and the issuance of the Transferor Ordinary Shares pursuant thereto), regarding which (i) no redemption demand pursuant to Chapter 16, Section 13 of the Finnish Companies Act has been made, or (ii) if a redemption demand has been made, the redemption process pursuant to Chapter 16, Section 13 of the Finnish Companies Act has lapsed, shall be automatically cancelled and converted into the right to receive a number of fully paid and non-assessable Successor New Shares equal to the Exchange Ratio, provided that if the number of Successor New Shares to be received by a Transferor Shareholder is a fractional number, such fractional elements of Successor New Shares of the Transferor Shareholder will be treated in accordance with paragraph (d) below.

(c)

The Exchange Ratio is based on the Merging Companies’ assessment of the fair market values of APHC, the Successor and the Transferor as at January 31, 2022. In evaluating these components in the determination of the said Exchange Ratio and in establishing the conditions of the Merger generally, the Successor and the Transferor used, among other things, the Successor’s Financial Statements and the Transferor’s Financial Statements. In that regard, the Merging Companies took into consideration, among other things, that, as of the date of the Successor’s Financial Statements, the Successor had no retained profits or losses. The Merging Companies also took into consideration the Cayman Merger and that it shall occur prior to the Effective Time.

(d)

Any fractional elements of Successor New Shares arising by way of application of the Exchange Ratio shall be pooled and the corresponding Successor New Shares shall be sold on behalf of the relevant Transferor Shareholders to the market after which the sales proceeds (subtracted with transaction costs) shall be paid to the Transferor Shareholders otherwise entitled to fractional elements of the Successor New Shares in proportion to their rights to fractional Successor New Shares.

(e)

No cash consideration will be made to the Transferor Shareholders in the Merger, nor will any other consideration, other than the issuance and allotment of the Successor New Shares as set out in paragraph Clause 4.1(b) above, be provided pursuant to the Merger.

(f)	All Transferor Shareholders shall be entitled to participate in dividends, if declared, from the profits of the Successor as from the Effective Time.

4.2	Terms of Successor New Shares Allotment and Issuance

(a)

At the Effective Time, the Successor shall allot the Successor New Shares credited as fully paid to the Transferor Shareholders, on the basis of the Exchange Ratio as set out above in Clause 4.1(b), and otherwise on the terms and conditions set out in these Common Draft Terms.

(b)

The Successor New Shares will rank pari passu in all respects with the Successor Ordinary Shares in issue at the Effective Time, including, where the record date for determining entitlements is at or after the Effective Time, the right to all dividends and other distributions (if any) declared, made or paid in respect of the Successor Ordinary Shares. No special rights or conditions will affect this entitlement of the Successor New Shares (or the holders thereof) in respect of dividends or distributions declared, made or paid on the ordinary share capital of the Successor where the record date for determining entitlement to such dividends or distributions is at or after the Effective Time.

(c)	An application will have been made to have the Successor Ordinary Shares authorised for listing on the NYSE as from or about the Effective Time.

(d)

The Successor Transferable New Shares allotted to Transferor Shareholders shall be issued to the Transfer Agent (or other appropriately qualified third party as chosen by the Transferor) as nominee for the Transferor Shareholder and the name of the Transfer Agent (or such other third party) shall be entered in the Successor’s register of members in respect of the Successor New Shares.

(e)

The Successor Lock-up New Shares allotted and issued to Transferor Shareholders and entered in the Successor’s register of members shall include with each such entry (and on any and each relevant share certificate) a legend recording the restrictions on transfer applicable to such Successor Lock-up New Shares arising under the relevant Lock-up Agreement.

(f)

Following the Effective Time, Transferor Shareholders to whom were allotted Successor Transferable New Shares shall be entitled to (i) deposit their Successor Transferable New Shares into the facilities of DTC to be held on their behalf in nominee “street name” through a bank, broker or other nominee within the facilities of DTC or (ii) hold their Successor Transferable New Shares in their own name directly registered in the Successor’s register of members.

(g)

Following the end of the relevant lock-up period provided for in the relevant Lock-up Agreement, holders of Successor Lock-up New Shares shall be entitled to (i) deposit their Successor Lock-up New Shares into the facilities of DTC to be held on their behalf in nominee “street name” through a bank, broker or other nominee within the facilities of DTC or (ii) hold their Successor Lock-up New Shares in their own name directly registered in the Successor’s register of members.

4.3	Increase in the Successor’s issued share capital

(a)

Immediately prior to the Merger, the issued share capital of the Successor will consist, as a result of the Legal Capital Changes as described in Clause 3.2(f), of 25,000 Successor Euro Deferred Shares and a number of Successor Ordinary Shares that will be determined immediately following the APHC Share Redemption as described in Clause 2.1(d)(i). As a consequence of the Merger, the Successor will increase its issued share capital by allotting and issuing the Successor New Shares. Schedule 3 to these Common Draft Terms provides examples of pro forma cap tables for the Successor immediately following the Effective Time, depending on the variables and based on the assumptions referred to therein (including potential impact scenarios of the APHC Share Redemption).

(b)

The Successor New Shares will be issued at a premium to their nominal value equal in aggregate to the difference between the fair net market value of the Assets and Liabilities (“Market Cap”) at the Effective Time and the aggregate nominal value of the Successor New Shares at the Effective Time.

(c)

By way of examples and for informational purposes only, (i) on the basis of an assumed Market Cap of US$622,564,280 at the Effective Time, and an allotment and issuance of 62,256,428 Successor New Shares, the total share premium would be US $621,941,715.72 and the share premium per Successor New Share would be US $9.99; and (ii) on the basis of an assumed Market Cap of US$311,282,140 at the Effective Time, and an allotment and issuance to 62,256,428 Successor New Shares, the total share premium would be US$310,659,575.72 and the share premium per Successor New Share would be US$4.99.

(d)

The actual value of the share premium must, under Irish company law, be calculated based on the Market Cap as at the Effective Time, being the time of issuance of the Successor New Shares. This calculation shall be completed as soon as reasonably practicable following the Effective Time.

(e)	Since, under Irish company law, the actual value of the share premium must be calculated based on the Market Cap as at the Effective Time:

(i)	in the event that the Market Cap determined as at the Effective Time is higher than that assumed in the examples set out in Clause 4.3(c), the Successor’s share premium account will be higher;

(ii)	in the event that the Market Cap determined as at the Effective Time is less than that assumed in the examples set out in Clause 4.3(c), the Successor’s share premium account will be lower; and

(iii)	in no event shall the number of Successor New Shares change to reflect any such difference in Market Cap as the Exchange Ratio is fixed.

5.	SHARES OR OTHER SECURITIES IN THE TRANSFEROR TO WHICH SPECIAL RIGHTS OR RESTRICTIONS ATTACH

5.1

Pursuant to the 2020C Warrant Terms, in connection with the Merger, each 2020C Warrant Holder shall, before the Merger, be given the right to exercise its 2020C Warrants within a period of time determined by the Transferor Board yet not less than 14 days prior to the Effective Time. After this period, all rights under the 2020C Warrants terminate. Pursuant to the 2020C Warrant Terms, 2020C Warrant Holders are not entitled to require the redemption of any of their respective 2020C Warrants for fair market value in connection with the Merger in accordance with Chapter 16, Section 13 of the Finnish Companies Act.

5.2

Pursuant to the 2018C Warrant Terms, in connection with the Merger, the 2018C Warrant Holder shall, before the Merger, be given the right to exercise its 2018C Warrants within a period of time determined by the Transferor Board yet not less than 14 days prior to the Effective Time. After this period, the subscription right under the 2018C Warrants terminates. In connection with the Merger, the 2018C Warrant Holder is entitled to require the redemption of the 2018C Warrants for fair market value in accordance with Chapter 16, Section 13 of the Finnish Companies Act.

5.3

The Kreos Warrant Agreement provides that should the Transferor decide to merge with another company, the Transferor shall inform Kreos in writing of such merger at least fourteen (14) days prior to the date on which the merger plan is to be accepted. The Transferor informed Kreos of proposals in respect of the Merger in late 2021. In connection with the Merger, Kreos is entitled to require the redemption of the Kreos Warrants for fair market value in accordance with Chapter 16, Section 13 of the Finnish Companies Act. Other than that, all rights under the Kreos Warrants terminate upon the Effective Time unless otherwise explicitly provided for under the Kreos Amendment Agreement as set out in Clause 5.4 below.

5.4

In connection with the Merger, the Transferor and the Successor have offered Kreos the possibility to amend the Kreos Warrant Agreement pursuant to the Kreos Amendment Agreement to be executed by and between the Transferor, the Successor and Kreos with effect from the Effective Time, pursuant to which the Transferor, Successor and Kreos would amend and restate the Kreos Warrants to confer rights to subscribe for in aggregate such number of Successor Ordinary Shares equal to the product of 835,185 multiplied by the Exchange Ratio at a purchase price per share of €0.5220 divided by the Exchange Ratio, in replacement and to the exclusion of all rights to subscribe for Transferor Series B Preferred Shares. Under the Kreos Amendment Agreement, the right to subscribe for Successor Ordinary Shares would be the sole remedy of Kreos in connection with the Merger, and the execution of the Kreos Amendment Agreement would be conditional on Kreos waiving all of its other rights relating to the Kreos Warrants, including, but not limited to, the right to subscribe for any Transferor Shares or to require the redemption of any Kreos Warrants in accordance with Chapter 16, Section 13 of the Finnish Companies Act.

6.	PROPOSAL IN RELATION TO THE TRANSFEROR EQUITY PLANS

At the Effective Time, and without any action on the part of the Transferor, the Successor or the holder of any of their securities, each Transferor Equity Award issued and outstanding immediately prior to the Effective Time shall be automatically converted (with the holder thereof ceasing to have any rights under the original Transferor Equity Award on conversion) into an equity award to be settled in Successor Ordinary Shares on the same terms and conditions as were applicable to such Transferor Equity Award immediately prior to the Effective Time, including applicable vesting conditions (except for such changes as are (i) required by applicable laws, and (ii) reasonably necessary to prevent the diminution or enlargement of the holder’s rights, including pre-income tax benefits, under the terms of the Transferor Equity Awards as in effect immediately prior to the Effective Time), equal to the product (rounded down to the nearest whole number) of (i) the number of Transferor Ordinary Shares subject to such Transferor Equity Award immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share, if applicable, equal to (x) the exercise price per share of such Transferor Equity Award immediately prior to the Effective Time (rounded up to the nearest whole cent) divided by (y) the Exchange Ratio; provided, however, that the Parties agree (i) to use commercially reasonable efforts such that the conversion of the Transferor Equity Awards will be made in a manner consistent with Treasury Regulation Section 1.424-1, and (ii) that the conversion will not constitute a “modification” of such Transferor Equity Awards for purposes of Section 409A or Section 424 of the Code (to the extent applicable).

7.	COMPOSITION OF THE BOARD OF DIRECTORS OF THE SUCCESSOR

Except as otherwise agreed in writing by the Transferor and APHC and subject to any limitation or other requirement imposed under applicable laws and NYSE listing requirements, at the Effective Time: the size of the Successor Board shall be increased to nine (9) members, expected to include Michael Howard, Christine Russell, Alexander B. Suh and Theodore T. Wang, and the remaining five (5) members shall be appointed in accordance with and subject to, the terms of the Amended Successor’s Memorandum and Articles of Association and the Business Combination Agreement.

8.	SPECIAL ADVANTAGES

8.1

No special advantages, amounts or benefits will be granted, paid or given, or are intended to be granted, paid or given in connection with the Merger to any directors, supervisory board members, or managers of the Merging Companies (including, for the avoidance of doubt, the members of the board of directors and managing directors as referred to in the Finnish Companies Act) nor to any auditors or independent experts assisting with the Merger, nor to any third party involved in the intended Merger, other than if the Merger is completed, a transaction bonus of US$150,000 is expected to be paid to Michael Howard, Chief Executive Officer and Director of the Transferor.

8.2

Deloitte Ireland has been appointed for the Successor by the Successor Board on August 16 2022, and separately, Deloitte Oy (Finland) has been appointed for the Transferor by the Transferor Board on August 16, 2022, as an independent expert (each such independent expert, an “Independent Expert”) for the purposes of preparing a report to the shareholders of the Successor and the Transferor, respectively, on these Common Draft Terms. Accordingly, no advantage is granted and no amount or benefit has been or will be paid or given to the Independent Experts except for their fees incurred on the basis of standard invoicing practices.

9.	LIKELY REPERCUSSIONS ON EMPLOYMENT

9.1	Employees

(a)	As at July 31, 2022 the Transferor had 344 employees. The Successor does not have, nor will have at the Effective Time, any employees.

(b)

As a consequence of the Merger, certain employees of the Transferor will become employees of the Successor by operation of law pursuant to the laws of the jurisdictions in which such employees are currently employed. Once the Merger has completed, such employees of the Transferor will continue to be employed by the Successor on the substantially same terms as they are employed by the Transferor prior to the Merger. Accordingly, it is anticipated that the Merger will not have any negative impact on the employees of the Transferor.

(c)

As a consequence of the Merger, certain employees of the Transferor will not become employees of the Successor by operation of law, because the laws of the jurisdictions in which such employees are currently employed do not or may not provide for the automatic transfer of such employees to the Successor by operation of law. The Transferor and Successor undertake to engage with all such employees in advance of the Merger, and will take all reasonable steps with the aim to re-engage such employees as employees of the Successor on substantially the same terms as they are employed by the Transferor prior to the Merger. Accordingly, it is anticipated that the Merger will not have any negative impact on the employees of the Transferor.

9.2	Employee Participation

(a)

Since the Successor will be domiciled in Ireland, it will be subject to the Irish regulations on employee participation. Part 3 of the Irish Merger Regulations, which implements the EU Merger Directive, sets out the rules for arranging employee participation in connection with a statutory cross-border merger.

(b)

As at the date of these Common Draft Terms, neither of the Merging Companies has a system of employee participation in force. Accordingly, no obligation arises to elect a special negotiating body or to negotiate an employee participation agreement in accordance with Part 3 of the Irish Merger Regulations in connection with the Merger.

(c)	Neither of the Merging Companies has a works council, nor is there a works council in a group undertaking of the Merging Companies that is entitled to advise on the intended Merger.

9.3	Agency Workers

As at the date of these Common Draft Terms, the Transferor has no Agency Workers and the Successor has no Agency Workers.

10.	ACCOUNTING

10.1	Treatment for Accounting Purposes

(a)

All of the Assets and Liabilities shall for accounting purposes be treated as those of the Successor with effect from the Effective Time. The transactions of the Transferor shall be treated as those of the Successor from the Effective Time.

(b)	The statutory provisions regarding the legal effectiveness of the Merger shall not be affected.

(c)

As the Successor is a company with no trading activity, it will not have any distributable reserves prior to completion of the Merger. As a result of the Merger, the Successor will acquire the goodwill of the Transferor. The Merger itself, however, will not result in the creation of distributable reserves in the Successor.

(d)	A description of the accounting treatment to be applied on the Merger and the impact of the Merger on the Successor’s balance sheet is set out in Clause 11.4.

(e)	A description of the accounting treatment to be applied on the Merger and the impact of the Merger on the Successor’s balance sheet is set out in Section 11.4.

10.2	Merging Companies’ Accounts

For the purposes of preparing the Common Draft Terms, the Merging Companies used the following financial statements:

(a)	in the case of the Successor, the Successor’s Financial Statements; and

(b)	in the case of the Transferor, the Transferor’s Financial Statements and the Transferor’s Interim Financial Statements.

11.	EVALUATION OF THE ASSETS AND LIABILITIES

11.1	Evaluation and Description of Assets and Liabilities

(a)	At the Effective Time, as a result of the Merger, all of the Assets and Liabilities shall be transferred to the Successor by universal succession of title and by operation of law.

(b)

The description of the Assets and Liabilities is established for information purposes only based on the Transferor’s Financial Statements. This description is not exhaustive as the Merger will lead to a transfer by universal succession of title of all Assets and Liabilities to the Successor as of the Effective Time.

(c)

The final net book value of the Assets and Liabilities transferred to the Successor pursuant to the Merger, and, as a consequence, the resulting net asset value, will be determined by the Successor Board as soon as practicable after the Effective Time.

(d)

The Successor will record the Assets and Liabilities acquired from the Transferor as a result of the Merger by universal succession of title and by operation of law in accordance with the accounting standards applicable to the Successor.

11.2	Transferred Assets

For information purposes only, the assets of the Transferor recorded in the Transferor’s Interim Financial Statements had a book value of approximately US$185.6 million on May 31, 2022.

11.3	Transferred Liabilities

(a)	For information purposes only, the liabilities of the Transferor recorded in the Transferor’s Interim Financial Statements had a book value of approximately US$54.9 million on May 31, 2022.

(b)

For the avoidance of doubt, should any additional or greater liability appear over and above the liabilities mentioned above as a result of any error or omission (or any over- or under- provisioning), the Successor will assume such liability without any right of recourse against the Transferor or any of the Transferor Shareholders.

(c)

Furthermore, as a result of the Merger, both pending cases of litigation and possible future cases of litigation or causes of action involving the Transferor, if any, will be transferred to the Successor.

11.4	Net Assets Transferred; Circumstances Relevant to Their Valuation: Effects of the Merger on the Balance Sheet of the Successor; Accounting Treatment to be Applied in the Merger

(a)

As set out in Chapter 16, Section 3, Subsection 9 of the Finnish Companies Act, a description of the assets, liabilities and shareholders’ equity of the Transferor and APHC and of the circumstances relevant to their valuation, and an illustration of the post-Merger balance sheet of the Successor, are set out in Schedule 4 hereto.

(b)

The preliminary presentation of the post-Merger balance sheet of the Successor at the Effective Time has been prepared in accordance with the Securities and Exchange Commission, Article 11 of Regulation S-X. The adjustments in the preliminary presentation of the post-Merger balance sheet of the Successor have been identified and presented to provide relevant information necessary for an illustrative understanding of the Successor’s balance sheet in accordance with U.S. GAAP. Assumptions and estimates underlying the preliminary merger adjustments set forth in the preliminary presentation of the post-Merger balance sheet of the Successor are described in the accompanying notes outlined in Schedule 4 hereto.

(c)

The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, the Successor will be treated as the acquired company for financial reporting purposes and Transferor will be treated as the accounting acquirer. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of the Successor issuing Successor Ordinary Shares for the net assets of the Transferor accompanied by a recapitalization. The net assets of APHC, the Transferor and the Successor will be stated at historical cost, with no goodwill or other intangible assets recorded.

(d)

Prior to the Merger, the Successor and APHC had a different fiscal year end than the Transferor. APHC and the Successor had a fiscal year ended on December 31, whereas the Transferor’s fiscal year ended on September 30. Following the Merger, the Successor’s fiscal year will end on September 30. The presentation at Schedule 4 hereto presents the balance sheet of the Successor, the Transferor and APHC as of May 31, 2022.

(e)

Based on the above, the assets and liabilities recorded in the Transferor’s Interim Financial Statements for information purposes had a net book value of approximately US$130.7 million on May 31, 2022.

12.	CREDITORS’ RIGHTS

12.1

Upon the completion of the Merger, the creditors of the Transferor shall become the creditors of the Successor. As both Merging Companies are solvent in all respects as at the date of these Common Draft Terms, it is not envisaged that the rights of the creditors of either Merging Company will be adversely affected by the Merger.

12.2

The Transferor shall, in accordance with Chapter 16, Section 6 of the Finnish Companies Act, (i) concurrently with the filing of these Common Draft Terms with the Finnish Trade Register, apply for an issuance of a public notice to its creditors, and take any other actions required to ensure that the Finnish Trade Register issues the public notice to commence the creditor objection period as soon as possible, and (ii) no later than one (1) month before the due date set for creditors, but not prior to acquiring the Transferor Shareholder Approval, send written notifications of the public notice to its known creditors.

12.3

The creditors of the Transferor may exercise their rights under Chapter 16, Section 6 of the Finnish Companies Act. As and to the extent required to complete the Merger, the Transferor shall use its reasonable best efforts to (i) negotiate with a creditor that has raised any objections (an “Objecting Creditor”), or (ii) commence a process at a relevant district court to obtain a confirmatory judgement that the underlying receivable of the Objecting Creditor does not exist or has been repaid or the Objecting Creditor has been provided with sufficient security, as applicable, within one (1) month from the due date set forth in the public notice issued to the creditors of the Transferor.

12.4	The creditors of the Successor may exercise their rights under Regulation 15 of the Irish Merger Regulations.

13.	MATTERS OUTSIDE ORDINARY BUSINESS OPERATIONS

13.1

From the date of these Common Draft Terms, the Transferor and the Successor shall, subject to certain exceptions as set out in the Business Combination Agreement, continue to conduct their operations in the ordinary course of business and in a manner consistent with past practice of the relevant party, as set out in more detail in these Common Draft Terms or the Business Combination Agreement.

13.2

Except as set forth in these Common Draft Terms or in the Business Combination Agreement, or as expressly agreed between the Transferor and APHC, the Transferor and the Successor generally shall not, subject to certain exceptions as set out in the Business Combination Agreement, prior to the Effective Time, resolve on any matters (regardless of whether such matters are ordinary or extraordinary) which would affect the shareholders’ equity or number of outstanding shares in the relevant company, including but not limited to corporate acquisitions and divestments, share issues, acquisition or disposal of treasury shares, changes in share capital, or any comparable actions, or take or commit to take any such actions.

13.3	Subject to and in accordance with the terms and conditions set out in the Business Combination Agreement:

(a)	the Transferor shall have the right to take any of the following actions:

(i)

issue Transferor Shares for the purpose of any Additional Transferor Investment, provided that such Additional Transferor Investment is permitted under the terms and conditions of the Business Combination Agreement;

(ii)

issue Transferor Shares with respect to the acquisition by the Transferor of any equity or assets of an entity or business, provided that such acquisition is permitted under the terms and conditions of the Business Combination Agreement or otherwise approved by the Successor;

(iii)

request a general meeting of the Transferor Shareholders to increase the authorization of the Transferor Board to issue Transferor Ordinary Shares under the Transferor Equity Incentive Plans by 1.5 million Transferor Ordinary Shares, increasing the aggregate authorization to 56,219,095 Transferor Ordinary Shares;

(iv)

grant or issue to directors, officers, independent contractors and employees (including new hires) Transferor Equity Awards and Transferor Shares subject to the terms of the Transferor Equity Incentive Plans;

(v)

forfeit Transferor Equity Awards at the time of the termination of service of the holder thereof in accordance with the terms of such awards as in effect on the date of the Business Combination Agreement;

(vi)	issue Transferor Shares or equity interests in settlement of outstanding Transferor Warrants or Kreos Warrants;

(vii)

repurchase or settle 2018C Warrants and Kreos Warrants pursuant to the terms of such awards or agreements as in effect on the date of the Business Combination Agreement (or as amended after such date with the consent of APHC) provided that such repurchases or settlements are made in compliance with the Finnish Companies Act and are not made in cash to the Transferor Shareholders (other than in connection with possible redemption pursuant to Chapter 16, Section 13 of the Finnish Companies Act);

(viii)

take such actions and corporate resolutions needed to fulfill its obligations under the Option Rights Agreement, dated April 12, 2017 (as amended in October 2018) by and between the Transferor and EIB, including without limitation, complying with the obligation to allow EIB to convert the warrants into warrants entitling the 2018C Warrant Holder to Transferor Series D Preferred Shares; and

(ix)

take such actions and corporate resolutions as needed in order to fulfill its obligations under the Kreos Warrant Agreement, including without limitation, agreeing on which alternative for the subscription rights, if any, will be used; and

(b)	the Successor shall have the right to take any actions required in connection with the Legal Capital Changes.

14.	CAPITAL LOANS

Neither the Transferor nor the Successor has issued any capital loans, as defined in Chapter 12, Section 1 of the Finnish Companies Act.

15.	SHAREHOLDINGS

There are no shares in the Successor or the Successor Shareholder held by the Transferor or any of its subsidiaries, and there are no shares in the Transferor held by the Transferor, the Successor, the Successor Shareholder or any of its subsidiaries.

16.	BUSINESS MORTGAGES

There are no business mortgages over the assets of either of the Merging Companies.

17.	MERGER PROCESS AND CONDITIONS PRECEDENT

17.1	The Merger shall not be completed unless each of the steps listed below has been completed:

(a)

each of the Successor and the Transferor has filed these Common Draft Terms and any other statutory documents or forms in respect of the Transferor’s filing, with the CRO and the Finnish Trade Register, respectively;

(b)	each of the Successor Board and the Transferor Board has prepared the Directors’ Explanatory Report and the Transferor Board Account as referred to in Clauses 2.3(a) and 2.3(c), as applicable;

(c)

each of the Successor Board and the Transferor Board has made these Common Draft Terms and any other statutory documents available to the Successor’s and the Transferor’s respective shareholders, creditors and employee representatives, or, if there are no such representatives, to the Successor’s and the Transferor’s employees, to the extent required under the Irish Merger Regulations and the Finnish Companies Act;

(d)

the Transferor Shareholders have approved the Merger in accordance with these Common Draft Terms as described in Clause 2.3(d), and the Successor Shareholder has approved the Merger and these Common Draft Terms;

(e)	the creditor protection procedure as described in Clause 12.2 has been completed or the Transferor has provided the Objecting Creditors with sufficient security;

(f)	the issuance by the Finnish Trade Register of the pre-merger certificate and delivery thereof to the Successor in accordance with Chapter 16, Section 26 of the Finnish Companies Act;

(g)	the Successor Shareholder has approved the Amended Successor’s Memorandum and Articles of Association;

(h)	the Successor has caused and given full effect to the Legal Capital Changes;

(i)

the placing of advertisements in such publications as the Irish High Court may order to ensure the Successor has given its shareholders and creditors prior notice of the hearing of the Irish High Court at which such Court will consider the Merger for purposes of approval thereof; and

(j)	the Irish High Court has issued the pre-merger certificate and the Final Order.

17.2	In addition to Clause 17.1, the Merger shall not be completed unless each of conditions precedent set out in Article 8 of the Business Combination Agreement has been satisfied or waived.

18.	EFFECTS OF THE MERGER

18.1	Subject to the conditions set out in Clause 17, at the Effective Time:

(a)	the Assets and Liabilities shall transfer to, and be assumed by, the Successor by universal succession of title and by operation of law;

(b)	the Successor shall, by operation of law, succeed the Transferor in all agreements previously entered into by the Transferor;

(c)	the activities of the Business shall be continued by the Successor;

(d)

the Successor shall allot and issue the Successor New Shares to the Transferor Shareholders in accordance with the Exchange Ratio as set out above in Clause 4.1(c), and otherwise on the terms and conditions set out in these Common Draft Terms;

(e)	the Transferor shall dissolve without going into liquidation; and

(f)

without prejudice to the foregoing, the consequences of the Merger set out in Regulation 19(1) of the Irish Merger Regulations and Chapter 16, Section 27 of the Finnish Companies Act shall apply to the Merger.

18.2

The planned Effective Time, meaning the planned date and time of the execution of the Merger, is December 21, 2022 or such other time and date as may be agreed by the Merging Companies, by resolution of each of the Successor Board and the Transferor Board, subject to the fulfilment of the conditions for executing the Merger in Clause 17 and the approval of the Irish High Court, and as will be stipulated in the Final Order.

18.3

The planned Effective Time may change if, among other things, the execution of measures described in these Common Draft Terms and the Business Combination Agreement take longer than what is currently estimated, or if circumstances related to the Merger otherwise necessitate a change in the time schedule or if the Merging Companies agree, by resolution of each of the Successor Board and the Transferor Board, to file for the Merger to be effective prior to, or after, the planned Effective Time.

18.4

The Merging Companies intend that all the benefits and burdens of ownership of all of the Assets and Liabilities shall transfer to, and be acquired and assumed by, the Successor by universal succession of title and operation of law at the Effective Time. The Merging Companies acknowledge and agree that certain of the transfers contemplated by these Common Draft Terms may nevertheless not be completed at the Effective Time due to the inability of the appearing parties to obtain necessary consents or approvals or the inability of the Merging Companies to take certain other actions necessary to effect such transfers. To the extent that any transfers contemplated by these Common Draft Terms have not been fully effected at the Effective Time, the Successor shall use commercially reasonable efforts to obtain any necessary consents or approvals or take any other actions necessary to effect or complete the transfer of any such Assets as promptly as practicable following the Effective Time. In connection therewith, the Successor will pay, perform and discharge on behalf of the Transferor all of the Transferor’s obligations with respect to any such transfers in a timely manner and in accordance with the terms thereof.

18.5

The Merging Companies intend that for U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment) that (i) the Domestication Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and (ii) the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and each Party shall, and shall cause any Affiliate or Subsidiary to, use reasonable best efforts to cause the Merger to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with such Intended Tax Treatment (whether in audits, Tax Returns or otherwise) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. The Parties shall not, and shall not cause or permit their respective Affiliates or Subsidiaries to, knowingly take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent such Tax treatment. Furthermore, it is intended that for Finnish income tax purposes that the Merger qualifies as a tax neutral merger in accordance with the provisions of Section 52 a, b and e of the Finnish Business Income Tax Act, and for Finnish transfer tax purposes the Merger qualifies a tax exempt merger in accordance with the provisions of Sections 4 and 15 of the Finnish Transfer Tax Act.

19.	MISCELLANEOUS PROVISIONS

19.1	Further Assurances

Each Merging Company shall do, sign or execute, or procure to be done, signed or executed all such other acts, deeds, documents and things as may be necessary or desirable in respect of the Merger and the transfer of the Assets and Liabilities to the Successor pursuant to these Common Draft Terms.

19.2	Severability

Each of the provisions of these Common Draft Terms are separate and severable and enforceable accordingly and if at any date any provision is adjudged by any court of competent jurisdiction to be void or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and of that provision in any other jurisdiction shall not in any way be affected or impaired thereby.

19.3	Survival of Obligations

The provisions of these Common Draft Terms which shall not have been performed at the Effective Time shall, to the extent possible and to the extent that this does not contravene the legal rules governing the Merger, remain in full force and effect notwithstanding the Effective Time.

19.4	Binding on Successors

These Common Draft Terms shall be binding upon and enure to the benefit of the respective Merging Companies hereto and their respective personal representatives, successors and permitted assigns.

19.5	Whole Common Draft Terms

These Common Draft Terms, together with the terms set out in the Business Combination Agreement, contain the whole agreement between the Merging Companies relating to the transactions provided for in these Common Draft Terms and supersede all previous agreements (if any) between such Merging Companies in respect of such matters and each of the Merging Companies acknowledges that in agreeing to enter into these Common Draft Terms it has not relied on any representations or warranties except for those contained in these Common Draft Terms and the Business Combination Agreement.

19.6	Variation

No variation of these Common Draft Terms shall be valid unless it is in writing and signed by or on behalf of each of the Merging Companies hereto, or unless it is required pursuant to an order of an Irish or a Finnish Court or other Irish or Finnish authority.

19.7	Language

These Common Draft Terms have been drawn up in English and are followed by a Swedish version. In case of discrepancies between these versions, the English version shall prevail.

19.8	Governing Law and Jurisdiction

These Common Draft Terms shall be governed by and construed in accordance with the laws of Ireland and Finland, as applicable, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Ireland or Finland. Each of the Merging Companies hereto hereby agrees that the courts of Ireland shall have exclusive jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with these Common Draft Terms and for such purposes irrevocably submits to the jurisdiction of such courts.

SIGNED for and on behalf of
MANGOMILL PLC

/s/ Theodore Wang
Theodore Wang
Director
Date:

SIGNED for and on behalf of
MARIADB CORPORATION AB

/s/ Michael Howard
Michael Howard
Director and Chief Executive Officer
Date:

[Signature Page – CDTs]